Exhibit 10.13

NALU MEDICAL, INC.

Confirmatory Employment Letter

July 2, 2021

Jonathan Ruais

Dear Mr. Jonathan Ruais:

This letter agreement (the “Agreement”) is entered into between Nalu Medical, Inc. (the “Company” or “we”) and you. This Agreement is effective as of the date of the first sale of common equity securities of the Company to the general public upon the closing of an underwritten public offering (1) pursuant to an effective registration statement filed pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, and (2) immediately after which such securities are registered on a national securities exchange (as defined under then-applicable United States federal securities laws and regulations) (such date, the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your current title is Chief Commercial and Strategy Officer of the Company. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior approval of the Company’s Board of Directors (the “Board”). By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation and Benefits.

(a) Base Salary. Your rate of annual base salary as of the Effective Date will be $328,000 per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures

(b) Annual Bonus Opportunity. Your annual target bonus opportunity following the Effective Date will be forty percent (40%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion. Bonuses will be paid as soon as practicable after the Board determines that such bonuses have been earned, but in no event will a bonus be paid to you after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned.

(c) Employee Benefits. As a full-time employee, you will continue to be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies.

(d) Equity Awards. You will be eligible to receive compensatory equity awards such as stock options or restricted stock unit awards from the Company on the terms and conditions determined by the Board in its sole discretion.

(e) Expenses. You will be entitled to receive prompt reimbursement for all reasonable expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time. In the event that any expense reimbursements are taxable to you, such reimbursements will be made in the time frame specified by Treasury Regulation Section 1.409A-3(i)(1)(iv) unless another time frame that complies with or is exempt from Section 409A is specified in the Company’s expense reimbursement policy.

(f) Vacation. You will be entitled to accrue paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

3. Severance & Change of Control Benefits. In connection with executing this Agreement, you are also entering into the Change in Control and Severance Agreement between you and the Company (the “Severance Agreement”), which is incorporated herein by reference.

4. Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you executed on December 4, 2017(the “Confidentiality Agreement”) continue to be in effect.

5. At-Will Employment. You acknowledge and agree that your employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. You understand and agree that neither your job performance nor commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. You further acknowledge and agree that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. However, as described in this Agreement, you may be eligible to receive severance benefits under the Severance Agreement depending on the circumstances of the termination of your employment with the Company.

6. Tax Matters.

(a) Withholding. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law, and you will be solely responsible for any and all taxes arising in connection with this Agreement and compensation paid or payable to you, including but not limited to any taxes, penalties and interest, if any, arising under Section 409A.

(b) Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so be exempt or comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

7. Entire Agreement, Amendment and Enforcement. This Agreement, the Severance Agreement and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

8. Miscellaneous.

(a) Arbitration. You that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company, will be subject to arbitration in accordance with the provisions of the Confidentiality Agreement.

(b) Protected Activity. You acknowledge and understand that nothing in this Agreement, the Confidentiality Agreement, or any other agreement between you and the Company limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor

Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement, the Confidentiality Agreement, or any other agreement between you and the Company is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You acknowledge and understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016, regarding immunity from liability for limited disclosures of trade secrets, attached as Schedule A hereto.

(c) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(d) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(f) Acknowledgment. You acknowledge that you have had the opportunity to discuss this Agreement with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

* * * * *

We are extremely excited about your continued employment with the Company!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

NALU MEDICAL, INC.

By:	/s/ Earl Fender

I have read and accept this Agreement:

/s/ Jonathan Ruais
Jonathan Ruais

Dated:	July 6, 2021

Schedule A

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016 states that “ . . . [a]n individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”